Exhibit 99.2
COURTESY TRANSLATION
DEED OF TRANSFER OF THE ENTIRE “QUOTA” OF SATIZ S.r.l,
AN ITALIAN COMPANY WITH A SOLE QUOTAHOLDER.
Made and entered as of this 21 day of April, 2006, at the offices of Dr. Arrigo Roveda,
Notary Public in via Mario Pagano 65, Milan 20145
by and between
MSX INTERNATIONAL NETHERLANDS B.V., a company incorporated under the laws of the Netherlands, with office in Rokin 55, Amsterdam, The Netherlands, registered with the Commercial Register of the Chamber of Commerce and Industry, Tax Code 808746972, represented herein by Mr. Frederick K. Minturn in his capacity as Directeur and legal representative (hereinafter “Seller”);
and,
LOCALFIN S.r.l., a company incorporated under the laws of Italy, with office in via Sant’Ennodio 1/A, Pavia, Italy, registered with the Register of Enterprises of Pavia, Tax Code 02153220187, represented herein by Mr. Carlo Cozza in his capacity as Sole Director and legal representative (hereinafter “Buyer”);
(Seller and Buyer are also referred to herein individually as a ”Party” and collectively as the “Parties”).
WHEREAS:
A)	Seller owns the entire quota representing 100% of the corporate capital (hereinafter the ”Quota” ) of Satiz S.r.l., a company with a sole quota-holder, with offices in Turin, capital of Euro 2.000.000 registered in the Register of Enterprises of Turin, Fiscal Code 07786900014, R.E.A. 920194 (hereinafter “Satiz”);

B)	The information requested by the persons acting on behalf of the Buyer relating to the business, economic, financial, contractual, labour and other situation of Satiz was provided to the above-mentioned persons during the course of due diligence performed by them and afterwards updated until the date hereof, including but not limited to the following; and the Buyer has declared to be satisfied with the information received, which, in its opinion, is sufficient for its purposes;
(i)	the company and the consolidated financial statements of Satiz and its subsidiaries for the fiscal year ended December 31, 2005 (hereinafter the “2005 Accounts”), and the Reports of the Board of Directors thereon

(hereinafter the “Reports”), as approved by the Quota-holders’ Meeting of Satiz;

(ii)	the Reports of PricewaterhouseCooper as responsible for the “Control of the Accounts” and the Reports of the “Sindaci” relative to the 2005 Accounts, submitted to the Quota-holders of Satiz;

(iii)	the ongoing contractual relations of Satiz with its customers and, in particular, the FIAT Group; and,

(iv)	the situation in respect of the labour matters of Satiz and, in particular, the status of the ongoing negotiations with the last 29 employees who challenged the dismissal which were notified to them in January, 2006, at the end of the well-known “mobility” procedure conducted by Satiz with Union and employee representatives;
C)	Satiz has claimed the refund of the I.R.A.P. tax paid for the fiscal years of 2000, 2001, 2002, 2003 and 2004 (hereinafter the “Irap Refund”) from (i) the Internal Revenue Office of Turin 3, Via Sidoli 35, 10135 Turin, (ii) the Piedmont Region, Piazza Castello 155, 10122 Turin, and (iii) the Regional Office of Piedmont, Corso Vinzaglio 8, 10121 Turin, for a total amount of Euro 4,552,469.80, and, in consideration of the silence of the said agencies, has instituted proceedings before the Tax Provincial Commission of Turin, as per the documentation furnished to the Buyer, which proceedings have been suspended as a decision on Irap refunds is expected on the part of the European Court of Justice;

D)	Satiz, on August 2, 2004, entered into a factoring agreement (hereinafter the “Factoring Agreement”) with GE Capital Finance S.p.A., (“GE”) undertaking certain obligations which, on November 22, 2005, have been guaranteed by MSX International Holdings Italia S.r.l., a sister company of Satiz wholly owned by Seller (hereinafter “MSX Srl”) as per the documentation furnished to Buyer (hereinafter the “MSX Srl Guarantee”);

E)	Until the date hereof, Satiz has been managed by a Board of Directors composed of three members, in the persons of Frederick K. Minturn, Chairman, Augusto Vicentin and Peter Wolfgang Kurth, Directors (hereinafter the “Outgoing Directors”);

F)	Until the date hereof, the Board of “Sindaci” of Satiz was composed of three Regular “Sindaci” in the persons of Dr. Giancarlo Rizzani, Chairman, Dr. Ennio Boga and Dr. Tomaso Todeschini, and of two Deputy “Sindaci” in the persons of Dr. Antonio Daffra and Dr. Pietro Mandirola (hereinafter the “Outgoing Sindaci”);

G)	As of the date hereof, the Satiz subsidiaries (hereinafter the “Subsidiaries”) Satiz Poland s.p.zoo, with office in Poland – Bielsko Biala – Ul 11 Listopada 60/62 (“Satiz Poland”) and Satiz do Brasil Ltda, with office in Brazil – Galpao 21 – Rodovia Fernau Dias km 429 – Betim (Minas Gerais) (“Satiz do Brazil”) are managed respectively by a Board of Directors composed of two members in the persons of Mr. Jas Gawronski, Chairman, and Mr. Nicola Varvelli, Vice-Chairman, and by Mr. Ilkka Miikka Eerikki Palin as Sole Director (called “Diretor Presidente”) (the “Outgoing Managers of the Subsidiaries”)

COURTESY TRANSLATION
H)	As at the date hereof, MSX S.r.l. owes the following 9 (nine) promissory notes to Satiz, each amounting to Euro 522,895 (five hundred twenty two thousand eight hundred ninety five) including interest at the rate of 6%, and totalling Euro 4,706,055 (four million seven hundred six thousand and fifty five cents) due and payable on the following dates (hereinafter the “ Notes”):
1)     April 30, 2006;
2)     July 31, 2006;
3)     October 31, 2006;
4)     January 31, 2007;
5)     April 30, 2007;
6)     July 31, 2007;
7)     October 31, 2007;
8)     January 31, 2008;
9)     April 30, 2008.
I)	Prior to the execution of this deed, the following conditions, as agreed between the Parties, have been met:
(i)	Satiz has communicated to GE the termination of the Factoring Agreement;

(ii)	the Outgoing Directors of Satiz have submitted their resignations and new Directors, selected by Buyer have been appointed by the Quota-holders’ Meeting of Satiz, in the persons of Messrs. Carlo Cozza as Chairman, Attilio Meoli and Romeo Quartiero, who have accepted their offices;

(iii)	the Outgoing “Sindaci” of Satiz have submitted their resignations and new “Sindaci” selected by Buyer have been appointed by the Quota-holders’ Meeting of Satiz in the persons of Messrs. Pietro Griffini, as Chairman, Riccardo Lagonigro and Beniamino Lanfranchi as Regular “Sindaci”, Luigi Azza Mira and Nicola Frangi as Deputy “Sindaci”, who have accepted their offices;

(iv)	the Outgoing Managers of the Subsidiaries have submitted their resignations and new Managers selected by Buyer will be appointed in the place of the Outgoing Managers of the Subsidiaries as soon as possible;

(v)	the Outgoing Directors, together with Mr. Robert Netolicka member of the Board of Director of Satiz up to April 5, 2006, the Outgoing “Sindaci” and the Outgoing Managers of the Subsidiaries of Satiz have been released by the Buyer (also as the new Quotaholder of Satiz) from any liabilities in respect of any and all of their action carried out on behalf of Satiz and Subsidiaries until the date hereof;
J)	Buyer wishes to purchase the Quota from Seller and Seller is willing to sell the Quota to Buyer at the following terms and conditions

COURTESY TRANSLATION
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1. TRANSFER OF THE QUOTA
1.1 Pursuant to this agreement (hereinafter the “Deed of Transfer”), Seller sells and transfers to Buyer, and Buyer hereby accepts and purchases from Seller the Quota representing the 100% of the corporate capital of Satiz.
2. PURCHASE PRICE (BASIC PRICE)
2.1 The basic purchase price (hereinafter the “Basic Price”) for the Quota of Satiz is Euro 1,500,000 (one million five hundred thousand).
2.2 Seller acknowledges to have received from Buyer, on the date hereof, a non-transferable cheque of Euro 1,500,000 (one million five hundred thousand), No.° 3.132.325.017-03, drawn on Banca Intesa, Branch of Milan, via Verdi n. 8, signed by Mr. Massimo Pavan, and issued to MSX International Netherlands B.V., as payment with recourse (pro-solvendo) of the above-mentioned Basic Price.
2.3 Immediately after the above-mentioned cheque is honoured and the Seller has collected the above amount of Euro 1,500,000 (one million five hundred thousand), the Seller shall see that MSX S.r.l. pays to Satiz the following amounts as earlier extinction, with interest discount, of the Notes mentioned in the Recitals of this Deed of Transfer under H), numbers 2, 4 and 8:
-	for the Note due on July 31, 2006: Euro 514,500 (five hundred fourteen thousand and five hundred);

-	for the Note due on January 31, 2007: Euro 499,726 (four hundred ninety-nine thousand and seven hundred twenty six);

-	for the Note due on January 31, 2008: Euro 471,440 (four hundred seventy-one thousand and four hundred forty);
     and so, in total Euro 1,485,666.
2.4 The Seller shall see that the remaining Notes indicated in the Recitals of this Deed of Transfer under H), numbers 1, 3, 5, 6, 7 and 9 are regularly paid on the respective due-dates.
3. PURCHASE PRICE (ADDITIONAL PRICE)
3.1 Earn-Out Price. Buyer hereby agrees, represents and warrants to Seller that If the total consolidated revenues of Satiz and of its Subsidiaries for the year 2007 shall exceed Euro 45,000,000 then an additional purchase price shall be paid by Buyer to Seller in the amount of 5% of the year 2007 total revenues of Satiz minus Euro 45,000,000.

COURTESY TRANSLATION
3.2 The above Earn-Out Price, if any, shall be paid by Buyer to Seller by means of a bank transfer to the account that will be indicated by the Seller, promptly upon approval by the Quota-holders’ Meeting of Satiz of the company and of the consolidated financial statements of Satiz and its Subsidiaries for the fiscal year ended December 31, 2007, but in no case later than April 30, 2008.
3.3 IRAP Refund. Buyer hereby agrees, represents and warrants to Seller that amounts equal to any sums collected by Satiz as part of the Irap Refund, net of a 10% handling fee plus any taxes, costs and expenses relating to such collection, shall be paid by Buyer to Seller as additional purchase price, immediately after receiving each amount,.
3.4 The law firm Macchi di Cellere Gangemi, will continue to handle all the IRAP Refund procedures, in the name and on behalf of Satiz and at the expense of Seller.
4. REPRESENTATIONS AND WARRANTIES OF SELLER
4.1 Seller hereby represents and warrants to Buyer as follows:
-	Seller is a company duly incorporated, existing and in good standing under the laws of The Netherlands;

-	Satiz is a company duly incorporated, existing and in good standing under the laws of the Italian Republic;

-	Seller is the owner with full rights and title to the Quota hereby transferred to Buyer, and the Quota is free from any liens, mortgage registrations, transcriptions, seizures and attachments, or other burdens or obligations;

-	the Quota hereby transferred to Buyer is free from any pre-emptive rights held by third parties, and such transfer is valid and effective in respect of Satiz, subject only to the subsequent filing and registration requirements of Italian law;
4.2 Except as provided in the preceding paragraphs 2.3, 2.4, and 4.1, and/or by separate written statement, the Seller is not furnishing to the Buyer any other representation and/or warranty, either implied or by operation of any applicable law — which is intended to be derogated by this Deed of Transfer for all effects — in respect of the sale, assignment and transfer of the Quota of Satiz by the Seller to the Buyer and of any other act and/or transaction contemplated hereby.
5. REPRESENTATIONS AND WARRANTIES OF BUYER
5.1 Buyer hereby represents and warrants to the Seller as follows:
-	Buyer is a company duly incorporated, validly existing and in good standing under the laws of Italy.

COURTESY TRANSLATION
-	Buyer has and shall have the necessary authority and resources to duly stipulate this Deed of Transfer and to promptly perform and complete all acts and/or transactions contemplated hereby, and to exactly fulfil its obligations hereunder.

-	Buyer and Satiz shall indemnify MSX S.r.l. and hold MSX S.r.l. harmless from any action and/or claim by GE however relating to the MSX S.r.l. Guarantee.
6. AMENDMENTS AND WAIVERS
No modification, change or amendment to this Deed of Transfer shall be binding upon the Parties unless accepted in writing by the authorised representative of each Party.
Any failure, including any repeated failure, by a Party in respect of any provision hereof shall not prejudice the right of the other Party to enforce, at any time, this Deed of Transfer.
7. COMMUNICATIONS
Any communication and/or notice to be delivered to the Parties in respect of this Deed of Transfer (including any change of the address) shall be made in writing and delivered — including by fax and/or email — to the addresses indicated herein below:

- If to Seller:	MSX International Netherlands B.V.
To the attention of Mr. Frederick K. Minturn -Directeur
1950 Concept Drive, Warren
Michigan, U.S.A.
fax: 001 248 8296030
e-mail: fminturn@msxi.com

with copy to:	Avv. Luigi Macchi di Cellere
Via G. Serbelloni 4,
20122 Milan Italy
fax: +39 0276001618
e-mail: l.macchi@macchi-gangemi.com

- If to Buyer:	Localfin S.r.l.
To the attention of Mr. Carlo Cozza – Sole Director
via Sant’Ennodio 1/A,
Pavia, Italy
fax: 0382.539992
e-mail: ccozza@fastwebnet.it

with copy to:	Avv. Massimo Preti
Via Visconti di Modrone, 7
20122 Milan, Italy
fax: + 39 0276394482
e-mail: lawyer_preti@preti.net

COURTESY TRANSLATION
8. APPLICABLE LAW AND JURISDICTION
The rights and obligations of the Parties under this Deed of Transfer shall be governed by and construed in accordance with the laws of the Italian Republic.
The Parties submit to the exclusive jurisdiction of the Courts of Milan, Italy, any action, proceeding or dispute between them arising out of or relating to this Deed of Transfer.
9. TAXES AND EXPENSES
The Parties hereby agree that, except for the fees of their respective lawyers            and any consultants and brokers, which shall be borne by the relevant Party, any and all taxes, costs and expenses due in connection with the stipulation, signature, notarization, filing and registration of this Deed of Transfer shall be borne by Buyer.
The stamp duty payable pursuant to Law Decree of December 30, 1993 no. 557, as amended and converted into Law n. 133 of February 26, 1994, will be paid to the relevant Tax Office upon registration of this Deed.
Such duty includes, pursuant to Article 34 of Law Decree no. 601 of September 29, 1973, the stamp duty and the registration tax.
Signed by:
     CARLO COZZA
     FREDERICK KARL MINTURN
Repertory no. 34202                     File n. 9997
I the undersigned DR. Arrigo Roveda, a Notary Public with office in Milan and a member of the Notaries Board of Milan, certify that the signatures of the persons named below are correct and genuine:
-	Frederick Karl Minturn, born on October 24, 1956 in the State of Michigan (United States), domiciled for the office in Rokin 55, Amsterdam, The Netherlands, in his capacity as director and legal representative of “MSX INTERNATIONAL NETHERLANDS B.V.”, a company incorporated under the laws of The Netherlands, with office in Rokin 55, Amsterdam, The Netherlands, registered in the Register of Companies of the Chamber of Commerce and Industry, Tax Code 808746972,

-	Carlo Cozza, born in Como on May 8 1961, domiciled for the office in Pavia, Via Sant’Ennodio n. 1/A, in his capacity as Chairman of the Board of Directors and legal representative of “LOCALFIN S.r.l.”, a company incorporated under the Italian laws, with registered office in Pavia, via Sant’Ennodio n. 1/A.

COURTESY TRANSLATION
I hereby certify the identity and capacity of the above-named persons and declare that they have signed before me.
Milan, via Mario Pagano n. 65,
April 21 (twenty-one), 2006 (two thousand and six).
Signed by:
ARRIGO ROVEDA